                                                                    Exhibit 12.3


                       EXISTING INVESTORS PROPERTY GROUP

               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)



                                                        For the year ended December 31,
                                     -----------------------------------------------------------------------
                                           1997           1996           1995           1994           1993
                                           ----           ----           ----           ----           ----
Income (loss) from continuing
   operations......................  $    19,263    $    15,923    $    12,243    $    12,875    $     8,757

Plus interest expense and
   amortization of deferred
   financing costs.................        2,209          2,011          2,160          2,184          2,117
                                     -----------    -----------    -----------    -----------    -----------

Earnings before fixed charges......  $    21,472    $    17,934    $    14,403    $    15,059    $    10,874
                                     ===========    ===========    ===========    ===========    ===========

Fixed charges (a), (b).............  $     2,209     $    2,011     $    2,160     $    2,184     $    2,117
                                     ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed
  charges..........................        9.72x          8.92x          6.67x          6.90x          5.14x
                                     ===========    ===========    ===========    ===========    ===========


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(a)   There were no preferred securities outstanding during the above periods.

(b) Fixed charges consist of interest expense. There was no capitalized interest during the above periods.